Execution Version

EXHIBIT 10.2

DATED    8 MAY  2012

(1) JOHN RONAN AND CASTLE COVE PROPERTY DEVELOPMENTS LIMITED

                  (Landlord)

(2) JAZZ PHARMACEUTICALS PLC

                  (Tenant)

LEASE

OF

FOURTH FLOOR, CONNAUGHT HOUSE

1, BURLINGTON ROAD, DUBLIN 4

Term: 10 years from 8 May 2012

Rent: €368,911.50

(three hundred and sixty eight thousand nine hundred and eleven euro and fifty cent) (subject to review)

Rent Review Dates: 8 May 2017

MATHESON ORMSBY PRENTICE

70 Sir John Rogersons Quay

Dublin 2

Ireland

TEL  + 353 1 232 2000

FAX  + 353 1 232 3333

25084679.4

CONTENTS

		Page No

1	Definitions:	1

2	Demise	6

3	Tenant’s covenants	6

4	Landlord’s covenants	19

5	Provisos and matters agreed	21

6	Option to terminate	23

First Schedule		25
	Part I Premises	25
	Part II Building	25
	Part III Exceptions and Reservations	26
	Part IV Easements, rights and privileges	28

Second Schedule		30
	Part I Service Charge	30
	Part II (Services)	32

Third Schedule		36
	Rent Review Provisions	36

Fourth Schedule		39
	Landlord’s Specification	39

Fifth Schedule		40
	Tenant’s Works	40

Sixth Schedule		41
	Guarantee	41

THIS LEASE made the 8 May	Two Thousand and Twelve

BETWEEN

(1)

JOHN RONAN of Dargle Cottage, Dargle, Enniskerry, Co Wicklow AND CASTLE COVE PROPERTY DEVELOPMENTS LIMITED having its registered office at c / o Cooney Carey, The Courtyard, Units 15-16 Carmanhall Road, Sandyford, Dublin 18 (hereinafter called the “Landlord” which expression where the context so admits shall include their respective successors in title, administrators and assigns);

AND

(2)

JAZZ PHARMACEUTICALS PLC a limited liability company having its registered office at 45 Fitzwilliam Square, Dublin 2 (the “Tenant” which expression shall where the contract so admits or requires, include its successors in title, administrators and permitted assigns);

WITNESSETH as follows:

1	Definitions:

In this Lease the following expressions shall have the following meanings:

“Agreement for Lease” means the Agreement for Lease dated 8 May 2012 and made between (1) the Landlord and (2) the Tenant.

“Basement” means the basement of the Building shown on Plans 2 and 3 annexed hereto.

“Base Rate” means the EURIBOR rate of interest per annum chargeable compounded quarterly on the first day of January, April, July and October in every year.

“Block A” means the building shown on Plan 1 annexed hereto and thereon outlined in blue.

“Building” means the Building described in Part II of the First Schedule hereto.

“Building Control Act” means the Building Control Act, 1990 - 2007.

“Business Hours” means the hours of 0700 hrs to 1900 hrs inclusive Monday to Friday excluding bank holidays, or such other business hours as the Landlord (or its agent) may notify to the Tenant in writing (which includes communication by email) from time to time throughout the Term;

“Capital Good” has the meaning attributed to that term under Section 2 and Section 62(2) of the VAT Act;

“Capital Goods Record” has the meaning attributed to that term under Section 64(12) of the VAT Act;

“Car Park Licence” means a Car Park Licence of even date herewith between (1) the Landlord (as Licensor) and (2) the Tenant (as Licensee) in respect of certain car spaces in the Basement;

“Common Areas” means all such areas of the Building as are not for the time being let separately or designed or intended to be let separately and the other facilities which are designed or provided from time to time by the Landlord for common or general use or benefit to the tenants in the Building including without prejudice to the generality of the foregoing the main structure of the Building, the Basement, car park ramp, service yards, roof, foundations, external walls, internal load bearing walls and structural parts of the roof, ceilings and floors, all party structures, office accommodation reserved in the Building for staff employed for the management of the Building, any parts of the Building reserved by the Landlord for the housing of plant, machinery and equipment, bathroom facilities which are not included in any lease of part of the Building, Conduits (except those exclusively serving any Lettable Area) entrance halls, the Gym, the Reception, corridors, passages, lobbies, landings, staircases, the lifts made available for use by the occupiers of the Building and other amenities which are from time to time designated by the Landlord for the common use of the tenants in the Building.

“Conduits” mean all sewers, drains, pipes, gullies, gutters, ducts, mains, watercourses, channels, subways, wires, cables, conduits, flues and other conducting media of whatsoever nature and kind.

“Easements Rights and Privileges” means those specified in Part IV of the First Schedule hereto.

“Enactment” means every Act of Parliament and the Oireachtas and Law of the European Community now or hereafter to be passed and every instrument directive regulation and bye-law made thereunder which has force in Ireland.

“EURIBOR” means:

(a)

the percentage rate per annum determined by the Banking Federation of the European Union for the relevant interest period, displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Landlord may specify another page or service displaying the appropriate rate; or

(b)

(if no such rate is available for the relevant period) the arithmetic mean of the rates (rounded up to five decimal places) as supplied to the Landlord at its request, quoted by the reference banks to leading banks in the European interbank market, as of 11:00 a.m. (Brussels time) on the day which is two TARGET Days (ie. days on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro) before the first day of the relevant interest period unless market practice differs in the European interbank market, in which case on the day determined by the Landlord in accordance with market practice in the European interbank market (and if quotations would normally be given by leading banks in the European interbank market on more than one day, the Quotation Day will be the last of those days);

“Exceptions and Reservations” means those specified in Part III of the First Schedule hereto.

“Gale Days” means 1st January, 1st April, 1st July and 1st October in every year.

“Group Company” means any company which is a subsidiary or holding company of the Tenant and/or within the same group of companies as the Tenant within the meaning of Section 45 of the Companies Act, 1990 and Section 145 of the Companies Act, 1963.

“Gym” means the gym located at Level Basement –2 of the Building comprising 1,216 square feet and shown hatched green on Plan 2 annexed hereto.

“Gym Rent” means the rent attributable to the Gym calculated at a rate of €25 (twenty five) per square foot until the 1st August 2015 and, from that date and from each fifth anniversary thereof, at a rate per square foot determined in accordance with the Second Schedule, Part I, paragraph 11 on each such review date.

“Insurance Rent” means in respect of any period for which the same is required to be calculated the Tenant’s Proportion of the aggregate of the following costs:

(c)

The cost properly incurred in insuring the Building against the Insured Risks for the relevant period for the full reinstatement cost of the Building including but not limited to the cost of the following:

(i)	architects, engineers and quantity surveyors and other professional fees and incidental expenses properly incurred (including VAT thereon);

(ii)	the costs of shoring up, hoarding, demolishing, site clearing and similar expenses;

(iii)

any fees or charges on the submission of an application for planning permission and compliance with Building Regulations and any costs which might be properly incurred in complying with any other Enactment in carrying out all demolition, reinstatement and repair work;

(iv)	fire brigade and other emergency services;

(v)	a reasonable provision for inflation; and

(vi)	all stamp duty and other taxes or duties exigible on any contract or agreement as may be entered into relative to the demolition, reinstatement and repair work;

(d)

The reasonable and proper cost of employing the Landlord’s Surveyor to determine the reinstatement value of the Building as often as is reasonably necessary but not more than once in any twelve month period.

(e)

Any amount which the Landlord may expend in maintaining and effecting insurance in respect of not less than four years loss of rent and Service Charge having regard to potential increases or decreases of rent in accordance with Clause 3 and with any addition to the sum insured as the Landlord may decide in respect of VAT.

(f)

Any cost of effecting and maintaining insurance covering the public liability, property owners liability and employers liability in relation to the Premises and anything done therein and insurance in respect of fire brigade charges.

(g)

(Without prejudice to all other provisions in this Lease relating to the vitiation of any policy of insurance) any amount which the Landlord may expend in paying all additional premiums and any other amounts on any policy or policies of insurance as a result of anything done or omitted by the Tenant.

(h)

Any amount equivalent to the total of all excess sums which the insurers are not liable to pay out on any insurance claim in respect of any of the policies of insurance mentioned in this definition and which the Landlord has expended in replacing the damaged or destroyed parts of the Premises.

(i)

Any professional fees relating to insurance including fees for insurance valuations carried out at reasonable intervals and all fees and expenses payable to advisers in connection with effecting and maintaining insurance policies and handling claims required from time to time throughout the Term for reasons of good estate management.

(j)

Any amount which the Landlord may expend in effecting and maintaining any other policy or policies of insurance which the Landlord may acting reasonably deem necessary in the interests of good estate management.

“Insured Risks” means loss, damage or destruction whether total or partial caused by fire, explosion, lightning, impact, earthquake, aircraft and articles dropped therefrom, flood, storms and tempest, terrorism, riot and civil commotion and malicious damage or bursting or overflowing of water tanks, apparatus and pipes, subsidence and such other risks as the Landlord may from time to time in its reasonable discretion consider prudent or desirable to insure subject to such exclusions and limitations as are from time to time imposed by the insurers.

“Landlord’s Specification” means the Premises as referred to in the Fourth Schedule hereto.

“Lettable Areas” means all such areas of the Building as are for the time being let separately or designed or intended to be let separately and excluding, for the avoidance of doubt, all Common Areas;

“this Lease” means this Lease and any document which is made supplemental hereto.

“Permitted Use” means use as offices with associated parking.

“Planning Acts” means the Planning and Development Acts, 2000 to 2010.

“Plans” means the plans attached hereto.

“Premises” means the premises described in Part I of the First Schedule hereto including the Tenant’s Works therein, except for the purposes of the Third Schedule to this Lease only for which the Tenant’s Works shall be excluded.

“Prescribed Rate” means the rate of interest being EURIBOR plus three per cent (3%) per annum chargeable and compounded quarterly on the first day of January, April, July and October in every year.

“Quotation Day” means in relation to any period the day on which quotations for deposits in euro for delivery on the first day of such period would ordinarily be given provided that if for any period quotations would ordinarily be given on more than one date the Quotation Date shall be the last of those days.

“Reception” means the main reception area comprising 2,195 (two thousand one hundred and ninety five) square feet on the upper ground floor of the Building shown hatched on Plan 5 annexed hereto and forming part of the Common Areas.

“Reception Rent” means the rent attributable to the Reception calculated at a rate of €50 (fifty euro) per square foot until 1st August 2015 and, from that date and from every fifth anniversary thereof, at a rate per square foot determined in accordance with the Second Schedule, Part I, paragraph 11 on each such review date.

“Rent Commencement Date” means 8 February 2013.

“Safety File” means the file to be maintained pursuant to the Safety Health and Welfare at Work (Construction) Regulations 2006.

“Service Charge” means all costs and expenses which are at any time hereafter during the Term properly expended, incurred or payable by the Landlord or to be expended, incurred or paid in providing all or any of the services set out in Part II of the Second Schedule hereto and discharging the costs specified in Part III of the Second Schedule hereto.

“Tenant’s Proportion” means the proportion which the net lettable floor area of the Premises (which is agreed as being 11,997 square feet (eleven thousand nine hundred and ninety seven square feet) bears to the net lettable floor area of all lettable areas of the building and calculated in accordance with the Measurement Practice and Guidance Notes issued by the Irish Auctioneers and Valuers Institute and the Society of Chartered Surveyors in the Republic of Ireland and which it is hereby agreed is 10.83%.

“Tenant’s Works” means the works described in Fifth Schedule hereto.

“Term” means the term of ten (10) years from and including the Term Commencement Date.

“Term Commencement Date” means 8 May 2012.

“Utilities” means water, drainage, gas, electricity, soils and waste of all kinds, telephone and other communication systems, and any other services.

“VAT Act” means the Value Added Tax Consolidation Act 2010 as amended, re-enacted or extended from time to time.

INTERPRETATION

(a)	Words importing the singular include the plural and vice versa and words importing one gender include both other genders.

(b)	Where a party comprises more than one person covenants and obligations of that party take effect as joint and several covenants and obligations.

(c)

Any right of (or covenant to permit) the Landlord to enter on the Premises shall also be construed as entitling the Landlord to remain on the Premises with or without equipment and permitting such right to be exercised by all persons properly authorised by the Landlord.

(d)	The last year of the Term includes the final year of the Term if it shall determine otherwise then by effluxion of time and references to the expiry of the Term include such other determination.

(e)

Reference to any statute or statutes (whether specifically named or not) or to any sections or sub-sections therein shall include any amendments or re-enactments thereof from time to time in force and all statutory instruments, orders, notices, regulations, directions, bye-laws, permissions and plans from time to time made issued or given thereunder or deriving validity therefrom.

(f)	The titles or headings appearing in this Lease are for reference only and shall not affect its construction or interpretation.

(g)	Where rights of entry are reserved in favour of any persons under this Lease the following provisions shall apply:-

(i)	Such rights shall so far as reasonably practicable (but save in cases of emergency) be exercised outside the hours of 9 a.m. to 5 p.m. Monday to Friday (not including bank or public holidays);

(ii)	Such rights shall only be exercised when the purpose of exercise cannot reasonably be economically or practically achieved without so entering;

(iii)	As little damage and destruction shall be caused as is reasonably practicable given the purpose for which entry is required and / or the nature of any works to be carried out;

(iv)

The Landlord shall or shall procure that all damage occasioned by such entry to the Premises shall be made good as soon as reasonably practicable and to the satisfaction of the Tenant acting reasonably;

(v)	Entry shall only be effected onto such parts of the Premises as is reasonably necessary and only for such period as is reasonably necessary;

(vi)

The Landlord shall procure that the person exercising the rights shall cause the minimum of disruption and inconvenience to the occupiers of the Premises as is reasonably practicable given the purpose for which entry is required and / or the nature of any works to be carried out;

(vii)

Such entry shall be effected under the Tenant’s supervision if the Tenant deems it so necessary and provided that it is a matter for the Tenant to ensure that such supervision is provided at the requisite time;

(viii)	Entry shall (save in the case of emergency) only be effected after a minimum of 48 hours prior written notice has been given to the Tenant save in cases of emergency.

2	Demise

In consideration of the rent hereby reserved and of the covenants on the part of the Tenant hereinafter contained the Landlord hereby demises unto the Tenant ALL THAT the Premises together with the Easements Rights and Privileges but excepting and reserving unto the Landlord the Exceptions and Reservations TO HOLD the Premises unto the Tenant for the Term YIELDING AND PAYING therefor during the Term:

2.1

FIRSTLY the initial yearly rent of €368,911.50 (three hundred and sixty eight thousand nine hundred and eleven euro and fifty cent) (subject to review in accordance with the Third Schedule hereof) to be paid as and from the Rent Commencement Date by four equal quarterly payments in advance on the Gale Days the first payment to be made on the date hereof;

2.2	SECONDLY the Tenant’s Proportion of the Service Charge payable at the times and in the manner set out in the Second Schedule hereto;

2.3	AND THIRDLY by way of additional rent the Insurance Rent from time to time payable within 21 days of demand;

in each case to be paid (at the option of the Landlord exercisable on any number of occasions) either by standing order, credit transfer, direct debit mandate or cheque.

3	Tenant’s covenants

The Tenant hereby covenants with the Landlord throughout the Term:

3.1	Pay Rent, Service Charges and Insurance Rent

3.1.1	To pay the rents and the reviewed rents hereby reserved on the days and in manner aforesaid without deduction counterclaim or set-off.

3.2	Pay Value Added Tax

3.2.1

To pay (on receipt of valid VAT invoices) and keep the Landlord indemnified against all Value Added Tax (or any tax of a similar nature that may be substituted for it) which may from time to time be properly charged on the rents and / or any other monies payable under this Lease.

3.2.2

The Landlord has exercised its option to tax (the “Landlord’s Option to Tax”) the rents payable under this Lease pursuant to Section 97 of the VAT Act. The Tenant shall pay to the Landlord any VAT properly chargeable on the rents and any other payments reserved or payable pursuant to this Lease subject to receipt of a valid VAT invoice.

3.2.3	At any time during the term of this Lease the Landlord may terminate the Landlord’s Option to Tax in respect of this Lease and shall notify each termination forthwith to the Tenant.

3.2.4

Where at any time during the term of this Lease the Landlord has terminated the Landlord’s Option to Tax, the Landlord may thereafter from time to time during the term of this Lease exercise the Landlord’s Option to Tax the rents payable under this Lease by giving notice to the Tenant pursuant to Section 97(1)(c)(ii) and where such notice is given the Tenant shall thereafter pay to the Landlord (on receipt of valid VAT invoices), all value added tax on the rents properly payable under this Lease.

3.2.5

Where, during the term of this Lease, a situation arises where the Landlord from time to time and the Tenant from time to time become connected persons within the meaning of VAT Act and the Tenant has less than 90% VAT recovery such that the Landlord suffers a deductibility adjustment under VAT Act, then the Tenant will reimburse, and indemnify the Landlord on a net of tax basis, the amount of the deductibility adjustment. In the event of a later refund or credit to the Landlord from the Revenue Commissioners of any sum or part thereof paid by the Tenant pursuant to this clause or clause 3.18.9 the Landlord shall pay such sum or part thereof as appropriate so received to the Tenant within 14 days of receipt. For the purposes of this clause 3.2.5 “Tenant” shall mean the party who has made the actual payment to the Landlord pursuant to this clause or to clause 3.18.9 and not (unless paid by same) any successor in title to the Tenant. The Landlord further acknowledges and agrees that where the Landlord’s Option to Tax is terminated the Landlord shall during the term of this lease avail in so far as it is able of the next opportunity to re-exercise the Landlord’s Option to tax and shall use reasonable endeavours to procure that any claim for a credit or refund of VAT due to the Landlord as a result of such re-exercise is processed expeditiously.

3.2.6

Notwithstanding any other provision of this Lease, the Landlord agrees that strictly subject to the Tenant providing it with a valid authorisation under Section 56(3) VATCA, it shall (i) apply the zero rate of VAT to the rents and to any other payments reserved or payable by the Tenant pursuant to this Lease; and (ii) provide the Tenant with a valid VAT invoice in accordance with Chapter 2, Part 9 VATCA in respect of any taxable supplies made by it to the Tenant. If the Landlord charges VAT incorrectly in respect of any taxable supplies made by it to the Tenant, the Landlord and the Tenant agree that they will, in a timely manner, take such such action as may be necessary to ensure that a correct invoice is issued. However, in the event that the Landlord has not been furnished with an authorisation under Section 56(3) VATCA as aforesaid at any time, it shall be entitled to apply the full rate of VAT applicable to the said rents or other payments.

3.2.7	The landlord covenants that it is at the date of the execution of this Lease, and shall continue to be, an accountable person for the purposes of Part 2, VATCA.

3.2.8

In the event of an agreed surrender of this Lease for any reason (excluding by way of forfeiture or ejectment), and if at the date of such agreed Surrender (if any) either the Tenant or one of its predecessors in title has created a Capital Good in respect of the Premises the Landlord shall agree at that time to co-operate with the Tenant and may if, reasonable, enter into an agreement in writing to become responsible for any such Capital Good from the date of the surrender of this Lease in accordance with Section 64(7) of the VAT Act and if applicable the Tenant shall issue to the Landlord a copy of the Tenant’s Capital Goods Record in accordance with Section 64(7) of the VAT Act PROVIDED ALWAYS THAT the Landlord shall not be required to enter into such an agreement in circumstances where becoming responsible for the refurbishment Capital Good would cause an irrecoverable VAT cost for the Landlord (either as a VAT clawback or a VAT payment obligation).

3.3	Interest on late payments

3.3.1

In the event that any of the rents hereinbefore reserved (whether formally demanded or not) or any other sums payable by the Tenant to the Landlord under this Lease are not received by the Landlord within fourteen (14) days after the due date for payment, to pay interest on such rent or sum at the Prescribed Rate calculated for the period commencing on the due date for payment and ending on the date the rent or sum is received by the Landlord (both before and after any judgement).

3.4	Pay Rates and Outgoings

3.4.1

To pay and discharge all rates water rates taxes duties charges assessments impositions burdens and outgoings of an annual or recurring nature and also of a non-annual or non-recurring nature where the same are legally chargeable against the Tenant or occupier and whether Parliamentary or Local or of any other description that may be assessed charged or imposed upon the Premises or the owner or occupier in respect thereof during the Term (excluding any tax payable by the Landlord upon any of the rent herein received or occasioned by any disposition of or dealing with the reversion of this lease any capital or income taxes payable by the Landlord) and to refund to the Landlord any such amounts paid by it in respect of the Premises.

3.4.2

To be solely responsible for and promptly pay all charges for water gas electricity or heat (if any) or any other utility used or consumed in the Premises during the Term but only where any such cost does not form part of the Service Charge.

3.5	Comply with Enactments

At its own expense to observe and comply with all Enactments and to do and execute all such works as are or shall be at any time during the Term under or by virtue of all Enactments and by any local or other authority directed or required to be done or executed in respect of the Premises or any part thereof whether by the owner or occupier thereof (save where the responsibility to observe or comply with the Enactment arises due to the act, neglect or default of the Landlord or its agents or any non-compliance with an Enactment which occurred with respect to the Building prior to the grant of this Lease) and to indemnify and keep the Landlord indemnified against all or any claims demands and liability in respect thereof.

3.6	Alterations

3.6.1

Not to erect or to permit or suffer to be erected any new building upon the Premises or to make or to permit or suffer to be made any external or structural alteration in or addition whatsoever to the Premises;

3.6.2

(Without prejudice to Clause 3.6.1) not without the previous consent in writing of the Landlord (such consent not to be unreasonably withheld or delayed) to make any other alterations or additions to the Premises or any alterations or additions to the Landlord’s Specification or the Conduits.

3.6.3

(Without prejudice to Clause 3.6.1) not without the previous consent in writing of the Landlord (not to be unreasonably withheld, delayed or conditioned) to erect any partitioning or carry out any other internal non-structural alteration within the Premises and any such erection or alteration for which consent is granted shall be carried out in accordance with plans and specifications to be first approved by and to the reasonable satisfaction in all respects of the Landlord’s Architects or Surveyors and the Tenant shall pay the reasonable charges for such Architects or Surveyors and of the Landlord’s Solicitors incurred for each such consent PROVIDED ALWAYS that notwithstanding the foregoing provisions the Tenant shall be entitled to carry out internal non-structural alterations (which do not require planning permission or require a new or revised Fire Safety Certificate) without Landlord’s Consent.

3.6.4

To furnish to the Landlord on completion of any permitted alterations certificates of compliance with or exemption from all relevant planning and building control legislation from competent and suitably professionally qualified persons acceptable in accordance with prudent conveyancing standards such certificates to be in the form then approved by the Law Society of Ireland.

3.6.5

It shall be reasonable for the Landlord to impose as a condition of any consent granted pursuant to this Clause 3.6 that the Tenant shall reinstate the Premises at the expiration or sooner determination of the Term to its condition prior to any alterations being carried out if so required by the Landlord.

3.6.6	Without prejudice to the generality of Clause 3.5 hereof:

(a)

if the original of the Safety File for the Premises is provided to the Tenant on the request of the Tenant, to maintain and keep safe the Safety File and to amend and update the Safety File when necessary in respect of any alterations carried out by the Tenant from time to time, and to furnish the original Safety File to the Landlord upon request if required by the Landlord in connection with a dealing relating to the Landlord’s interest in the Premises; or

(b)

in the event that the Safety File for the Premises is retained elsewhere or forms part of the Safety File for the Building, to provide to the Landlord within thirty (30) days of any such alterations all information and documentation required to allow the Landlord to amend and update the Safety File when necessary in respect of any alterations carried out by the Tenant from time to time.

3.7	Not To Avoid Insurance

3.7.1

Not to do or permit or suffer upon or bring or suffer to be brought on to the Premises any matter or thing or article which shall or may cause the policy or policies for the insurance of the Premises or of any adjoining or neighbouring premises or any part thereof to become void or voidable or the premium or premiums payable in respect of the said policy or policies to be increased above the ordinary or common rate applicable to the Premises or any adjoining or neighbouring premises and if the premium or premiums are so increased or if the Landlord so incurs expenses in the renewal of any policies as a result of the Tenant’s breach to pay the same to the Landlord on demand;

3.7.2

In the event of the Premises, or any other premises in the Building or any part thereof being destroyed or damaged from or by any of the Insured Risks and the whole or part of the insurance money in respect of the same being irrecoverable by reason solely or in part of any act, neglect or default of the Tenant then and in every such case the Tenant shall forthwith pay to the Landlord the whole or (as the case may require) a fair proportion of the cost of rebuilding and reinstating the Premises and any other premises in the Building in respect of which the Landlord’s insurance shall be vitiated by the act, neglect or default of the Tenant.

3.8	Repair Maintain and Keep Tidy

3.8.1

To repair and maintain the Premises and to keep them in good and substantial repair and condition and to replace any Landlord’s fixtures and fittings in the Premises which become beyond repair, excluding damage by any Insured Risk (unless and to the extent that the insurance money shall have been rendered irrecoverable or insufficient in whole or in part due to the act, neglect or default of the Tenant or of any person deriving title under or through it or their respective servants, agents or invitees).

3.8.2

To keep the Premises clean and tidy and free from deposits of material or refuse and not to bring or keep or suffer to be brought or kept on the Premises or any part of any of them any dump or rubbish or scrap heap or anything which in the opinion of the Landlord is or may become unclean, unsightly, noisome or offensive or liable to detract from the quality, amenity or reputation of the Building or any adjoining premises of the Building as a high quality office and so often as it shall be necessary or desirable to remove from the Premises all such refuse rubbish and scrap which may accumulate or be there.

3.9	Decoration

Without prejudice to the generality of the clauses 3.8.1 and 3.8.2 above to paint with two coats at least of good quality paint all the interior of the Premises as are usually painted in a good and workmanlike manner such painting of the inside parts to be carried out not less than once in every fifth year of the Term the last such painting to be in the year immediately preceding the termination of this Lease and at the same time with every said inside painting to paper grain and varnish and colour such parts of the inside of the Premises as are usually or have been previously papered grained varnished or coloured;

3.10	Permit Inspection

3.10.1

To permit the Landlord and its agents and workmen with all necessary appliances to enter upon the Premises at all reasonable times after giving reasonable notice (save in the case of emergency when no notice shall be required) to the Tenant for the purpose of viewing the condition thereof taking a schedule of the fixtures and fittings therein inspecting any works in progress or of exercising any of the rights described in Part III of the First Schedule and upon written notice given by the Landlord to execute any repairs lawfully required by such notice for which the Tenant is liable under the provisions hereof and if the Tenant shall not execute such repairs within three months of the date of the service upon it of such notice (or if there is any emergency then within such lesser period as may be practicable but in such event without any delay whatsoever) the Landlord may itself execute such repairs and the vouched costs incurred by it in so doing shall be paid by the Tenant to the Landlord upon demand and shall be a debt recoverable from the Tenant by the Landlord in any court of competent jurisdiction;

3.10.2

To pay to the Landlord on demand all reasonable fees and expenses properly incurred by the Landlord and / or its servants and agents in connection with the preparation of any notice pursuant to this sub-clause whether during or after the expiration or sooner determination of the Term.

3.11	Permit Landlord’s Works

3.11.1

To permit the Landlord and all persons authorised by it and their officers employees agents contractors licensees and workmen at all reasonable times after reasonable prior notice (except in case of emergency when no notice shall be required) to enter (and if necessary to erect and maintain equipment) upon the Premises with all necessary appliances:

(a)	to execute repairs, alterations, painting, redecoration or other work to the Premises or any other part of the Building;

(b)

for the purpose of inspecting, repairing, renewing, cleansing, emptying, maintaining or protecting any Conduits in under or over the Premises in connection with or for the accommodation of any adjoining or neighbouring premises.

in either case the person or persons exercising such rights making good or paying compensation for any damage (other than consequential loss or damage) thereby occasioned to the Premises or any Tenant’s fixtures and fittings and causing as little inconvenience as practicable to the Tenant and complying with any reasonable requirements of the Tenant (including those relating to hours of work, noise, methodology for any works, confidentiality and soforth).

3.12	Nuisance

Not to carry on or permit or suffer to be carried on upon any part of the Premises any offensive or noisy trade business manufacture or occupation or permit or suffer the Premises to be used for any illegal purposes nor to do or permit or suffer to be done in or upon the Premises anything which may be a nuisance annoyance or disturbance or to cause damage or interference to the beneficial occupation of the occupants of the Building and to execute all such works as may be necessary for abating any such nuisance in obedience to a notice lawfully served by a local or public authority or pursuant to any court order or in obedience to any notice properly served by the Landlord pursuant to this Clause 3.12 and in default thereof to pay to the Landlord all costs charges and expenses which may be incurred by the Landlord in abating such nuisance in respect of the Premises.

3.13	Prevent Encroachment

To use all reasonable endeavours to prevent any easement or right belonging to or used with the Premises from being obstructed or lost and not to allow any encroachment to be made or easements to be acquired on under or over the Premises and to give notice to the Landlord forthwith of any encroachment which might have that effect and to join in at the cost of the Landlord with any objection or proceedings which the Landlord may take in respect of such encroachment.

3.14	Signs

3.14.1

Not to paint fix or exhibit or permit or suffer to be painted fixed or exhibited so as to be visible from outside the Premises any advertisement notice sign placard hoarding name or writing to or upon any part of the exterior of the Premises or on or in the windows or external walls of the Premises or upon any entrance doors thereof, save that the Tenant may, with the consent in writing of the Landlord (such consent not to be unreasonably withheld or delayed), display and maintain in the lift lobby on the fourth floor of the Building immediately outside the Premises, and on the board in the Reception maintained for that purpose and any other tenant directories maintained by the Landlord in the Building or the curtilage thereof, a name-plate or sign showing the usual trade name of every permitted occupier of the Premises and may install signage identifying the Tenant’s car spaces in the Basement PROVIDED ALWAYS that in connection with any such consent which may be given as aforesaid any necessary consent of the appropriate authorities under any planning or other legislation be also first obtained by the Tenant.

3.14.2	Not to hang or place or exhibit or permit or suffer to be hung or placed or exhibited any goods outside the Premises or the entrance doors or display windows of the Premises.

3.14.3

Not to install any blinds or curtains in the windows of the Premises or to substitute such blinds or curtains from time to time without first obtaining the prior written consent of the Landlord (such consent not to be unreasonably withheld).

3.15	Aerials[1]

Not without the consent of the Landlord (such consent not to be unreasonably withheld or delayed) to erect or permit the erection of any television or radio or telecommunication receiving aerials or antennae or other apparatus on the exterior of the Premises save as may be permitted under Part IV of the First Schedule hereto.

3.16	Reletting Signs and Viewing

3.16.1

To permit the Landlord during the six months immediately preceding the expiration of the Term to affix and retain without interference to or upon any part of the Premises (but so as not unduly to obscure the windows thereof or interfere with the Tenant’s use thereof) a notice for reletting the same and during the said six months to permit persons with written authority from the Landlord or its agents at reasonable times of the day (upon reasonable prior written notice) to view the Premises;

3.16.2

To permit upon reasonable prior written notice at all reasonable times during the Term hereof prospective purchasers of or dealers in or agents instructed in connection with the sale of the Landlord’s reversion or of any interest superior to the Term to view the Premises without interruption provided the same are authorised in writing by the Landlord or its agent.

3.17	Cost of notices and consents

To give immediate notice thereof to the Landlord of any notice or claim affecting the Premises and to pay all vouched costs charges and expenses (including Solicitors’ costs and surveyors’ fees) properly incurred by the Landlord:

3.17.1

for the purpose of or incidental to or in contemplation of the preparation and service of a notice under Section 14 of the Conveyancing and Law of Property Act 1881 requiring the Tenant to remedy a breach of any of the covenants herein contained notwithstanding forfeiture for such breach shall be avoided otherwise than by relief granted by the Courts;

3.17.2

in connection with the enforcement (whether during or after the expiry of the Term) of the Tenant’s obligations under this Lease including the preparation and service of all notices and schedules of dilapidations;

1 Jazz to engage with Landlord on its requirements as part of fit-out proposal.

3.17.3	in respect of each application for consent licence or approval under this Lease whether or not the application is withdrawn or rejected.

3.18	Alienation

3.18.1	Not to assign underlet or part with or share the possession control or occupation of the whole or any part of the Premises save in accordance with clause 3.18.2;

3.18.2

Not to assign underlet or part with or share the possession or control or occupation of the whole or part of the Premises without the consent in writing of the Landlord first obtained such consent not to be unreasonably withheld or delayed to an assignee or underlessee of good and sufficient financial standing (taking into account the financial obligations under this Lease) proof of which is furnished to the Landlord and upon any such assignment to obtain if the Landlord shall so require (acting reasonably) an acceptable guarantor or guarantors who shall if required by the Landlord enter into a direct covenant in the same form (mutatis mutandis) as that contained in the Sixth Schedule hereof for any assignee and subject to the following provisions or such of them as may be appropriate, that is to say:

3.18.3	The Tenant shall prior to any such assignment or underlease apply to the Landlord and give all information concerning the proposed assignee or underlessee as the Landlord may reasonably require.

3.18.4

The Landlord’s consent to any such assignment or underletting shall be given in writing and the Tenant shall pay the Landlord’s reasonable costs in connection with the application for such consent whether or not such consent is granted or refused.

3.18.5	In the case of an assignment shall be of the entire of the Premises.

3.18.6	In the case of an underlease (or any further underlease)

(a)

the same shall be of either the entire of the Premises, or part only of the Premises strictly on the basis that : (i) there shall not be more than two under-lettings in effect at any one time and (ii) there shall not be more than two occupiers of the Premises at any one time; (iii) such sub-let part shall comprise either the entire of the area hatched blue[2] on Plan 5A attached hereto, or the entire of the area hatched yellow[3] on Plan 5A attached hereto.

(b)

the sub-tenant shall pay an amount equal to the then open market rack rental value for the Premises (or the appropriate part thereof in the case of an underlease of part only) at the time of the granting of such underlease, and the sub-rent may not be referred to or taken into account on any rent review carried out under this Lease;

(c)

the Tenant shall procure that the sub-lessee shall execute in advance of such sub-letting, whether of all or of part only of the Premises, a valid Deed of Renunciation in respect of any statutory rights of renewal which might accrue to it on the expiration of such sub-lease and shall indemnify the Landlord against any loss, cost, claim, expense, action or demand arising in respect of any breach of that obligation or as a result of any such statutory rights of renewal nevertheless accruing to such sub tenant;

(d)	for the avoidance of doubt the amount of rent charged under any such underlease(s) shall be disregarded in any review of the Rent payable under this Lease pursuant to the Third Schedule hereof.

2.	To be entire front section of fourth floor
3.	To be entire rear section of fourth floor

3.18.7

An underlessee shall if required by the Landlord enter into a direct covenant with the Landlord to perform and observe all the covenants (other than that for payment of the rent hereby reserved) and conditions herein contained (insofar as they relate to the Premises underlet) and every such underlease shall also be subject to the following conditions, that is to say that it shall contain:

(i)	an unqualified covenant on the part of the underlessee not to assign underlet or part with or share the possession of part only of the Premises thereby demised;

(ii)

a covenant on the part of the underlessee not to assign or underlet the Premises thereby demised without obtaining the previous consent in writing of the Landlord hereto not to be unreasonably withheld or delayed;

(iii)	covenants and conditions in the same terms as nearly as circumstances admit as those contained in this Lease.

3.18.8

It shall be reasonable for the Landlord to withhold consent to any proposed assignment, parting with or sharing of possession or control or occupation of the whole or part of the Premises if such assignment or sublet, etc, would result in the termination of the Landlord’s Option to Tax under Section 97(1) of the VAT Act PROVIDED ALWAYS that it shall not be reasonable for the Landlord to withhold consent to any proposed assignment, parting with or sharing possession or control or occupation of the whole or part of the Premises in circumstances where prior to the disposal, the Tenant pays the Landlord an amount equal to the VAT adjustment incurred by the Landlord as a consequence of termination.

3.18.9

The Tenant shall indemnify and keep the Landlord indemnified from and against all losses, costs, claims, demands, proceedings, damages, expenses and liabilities arising out of a breach of this Lease by the Tenant which results in the termination of the Landlord’s Option to Tax under Section 97(1) of the VAT Act to the extent that on any such termination the Tenant shall, without prejudice to the generality of the foregoing, pay on demand to the Landlord:

(i)	an amount equal to the amount payable by the Landlord to the Revenue Commissioners under the VAT Act as a result of the termination of the Landlord’s Option to Tax referred to in this clause and

(ii)

where the amount payable under sub-paragraph (i) above is or will be subject to tax in the hands of the Landlord such further sum as will leave the Landlord in the same financial position as if such amount had not been subject to tax.

(iii)

In respect of the above, the Landlord agrees to furnish to the Tenant a calculation of any sums due (the “Statement”) signed by the Landlord’s auditors or tax advisors and such Statement shall (save in the case of manifest error) be final and binding on the parties.

3.18.10

Notwithstanding the provisions of Clause 3.18 of this Lease, the Tenant may without the need for Landlord’s consent share occupation of the Premises with a Group Company during the Term Provided Always That:

(a)	the Tenant shall notify the Landlord in advance of the commencement of any such arrangement;

(b)	no landlord and tenant relationship is thereby allowed to arise;

(c)	any such related company shall vacate the Premises on or before the expiry or sooner determination of the Term; and

(d)

the Tenant shall indemnify and keep indemnified the Landlord against any loss, cost, claim, expense, action or demand suffered by the Landlord arising as a result of a breach of any such arrangement, including as a result of any statutory rights of renewal accruing to any such related company.

3.19	Notice of Alienation

Within one calendar month after the execution of any assignment transfer underlease or the devolution of the Premises to give notice in writing with particulars to the Landlord’s Solicitors and to produce to them with such notice such assignment or transfer or the counterpart of such underlease or the probate or letters of administration or other instrument under which such devolution arises.

3.20	Disclosure of Notices

Upon receipt of any notice order requisition direction or other thing from a competent authority affecting or likely to affect the Premises (whether the same shall be served directly on the Tenant or the original or a copy thereof be received by the Tenant from any person whatsoever) forthwith to deliver to the Landlord a copy thereof and so far as the provisions hereof require the Tenant so to do to comply therewith at its own expense;

3.21	User

3.21.1

Not to use or occupy the Premises or any part thereof or permit the same to be used or occupied for any other purpose than the Permitted Use. For the avoidance of doubt, subject to the provisions of Clause 3.31 of this Lease, the Tenant shall be permitted access to the Premises twenty-four (24) hours per day and three hundred and sixty five (365) days per year.

3.21.2

Not to permit or suffer anyone to sleep in the Premises and not to use or permit or suffer the use of the same or any part thereof for residential purposes or as licensed premises for the sale of excisable or intoxicating liquors or as an amusement arcade or bingo hall or any similar user.

3.21.3	Not to use the Premises or any part thereof or permit or suffer the same to be used for gaming or as a betting office.

3.21.4	Not to have or permit any sale by auction in or upon the Premises or any part thereof.

3.22	Machinery Overloading and Inflammable Goods

3.22.1

Not (except so far as the same shall be ancillary to the Permitted Use and the installation or use of the same shall not amount to a breach of any other provision herein) to erect or install or use in or upon any part of the Premises any steam gas electric or other engine or machinery of any kind.

3.22.2

Not to do or permit or bring in or upon the Premises anything which may throw on the Premises or any adjoining premises any weight or strain in excess of that which such premises are capable of bearing with due margin for safety and in particular not to overload the floors or the electrical installations or the other services of in or to the Premises nor suspend any excessive weight from the ceilings or walls, stanchions or the structure thereof. The Tenant shall seek professional advice at the Tenants own expense to ensure that there shall not be an infringement of this covenant.

3.22.3

Not to have store or keep upon the Premises or any part thereof any substance of an explosive or of an inflammable or dangerous nature or such as might increase the risk of fire or explosion or which might attack or in any way injure by percolation corrosion or otherwise the Premises or any adjoining premises or the keeping or use whereof may contravene any statutory or local regulation or bye-law and in particular without prejudice to the generality of the foregoing not to keep portable gas appliances for use on the Premises.

3.23	Planning Acts

3.23.1

Not to do or omit or permit to be done or omitted anything on or in connection with the Premises the doing or omission of which shall be a contravention of the Planning Acts and / or the Building Control Act, or of any notices, orders, licences, consents, permissions and conditions (if any) served, made, granted or imposed thereunder or under any enactment repealed thereby and to indemnify (as well after the expiration of the Term by effluxion of time or otherwise as during its continuance) and keep indemnified the Landlord against all actions, proceedings, damages, penalties, costs, charges, claims and demands in respect of such acts and omissions or any of them and against the costs of any application for Planning Permissions obtained by the Tenant and the works and things done in pursuance thereof.

3.23.2

In the event of the Landlord giving written consent to any of the matters in respect of which the Landlord’s consent shall be required under the provisions of this Lease or otherwise and in the event of permission from any Planning Authority under the Planning Acts and / or the Building Control Act being necessary for any additions, alterations, or changes in or to the Premises or for the change of user thereof or for any development for which such consent has been sought and obtained to apply at the cost of the Tenant to the relevant local authority for all consents and permissions which may be required in connection therewith and to give notice to the Landlord of the granting or refusal (as the case may be) of all such approvals, certificates, consents and permissions forthwith on the receipt thereof and to comply with all conditions, regulations, bye-laws and other matters prescribed by any competent authority either generally or specifically in respect thereof and to carry out such works at the Tenant’s own expense in a good and workmanlike manner to the reasonable satisfaction of the Landlord.

3.23.3

To give notice forthwith to the Landlord of any notice order or proposal for a notice or order served on the Tenant under the Planning Acts and / or the Building Control Act and if so required by the Landlord to produce the same and at the request the Landlord and the cost of the Tenant to make or join in making such objections or representations in respect of any proposals as the Landlord may require.

3.23.4

To comply at its own cost with any notices or orders served on the Tenant in respect of matters for which the Tenant its servants or agents are responsible hereunder and to comply with all conditions attached to any permission granted under the provisions of the Planning Acts and / or the Building Control Act.

3.23.5

Not to implement any planning permission before it and any necessary fire safety certificates have been produced to and approved by the Landlord (such approval not to be unreasonably withheld or delayed provided that the works to which such permission and / or certificates relate have already been approved by the Landlord in accordance with the provisions of this Lease).

3.23.6

If and when called upon to do so to produce to the Landlord or its surveyors all such plans, documents and other evidence as the Landlord may reasonably require in order to satisfy itself that the provisions of this sub-clause have been complied with in all respects.

3.24	To Indemnify Against Claims

To take out and maintain at all times during the Term, with an insurer approved by the Landlord acting reasonably and which approval shall not be withheld in respect of an established insurer of good repute, a Policy or Policies of Insurance covering Public Liability in an amount not less than €10,000,000 (ten million euro) and Employers liability in respect of the Premises in each case in an amount of not less than €13,000,000 (Thirteen Million Euro) for each and every claim or series of claims arising from one occurrence and to ensure that each of the said policies contain an “Indemnity to Principals” clause in favour of the Landlord and to produce evidence that such policies are effected valid and subsisting (by way of broker’s certificate or otherwise) and the receipt for payment of the last premium thereon to the Landlord whenever reasonably required by the Landlord to do so on demand and to indemnify and keep indemnified the Landlord against all and any actions expenses costs claims damages and other liabilities whatsoever in respect of the injury or death of any person or damage to any property occurring during the Term howsoever arising and in particular without prejudice to the generality of the foregoing arising directly or indirectly out of:

3.24.1

the state of repair or condition of the Premises (save where the Landlord or anyone on the Premises with the permission of the Landlord is in breach of any obligation on its part hereunder with respect to the carrying out of works in the Premises during the Term);

3.24.2	the making or exercising of any alteration to the Premises by the Tenant or any sub-tenant or state of repair or condition of such alteration;

3.24.3	the user of the Premises during the Term;

3.24.4	any work carried out or in the course of being carried out on the Premises by the Tenant or any sub-tenant;

3.24.5	any breach of the terms of this Lease on the part of the Tenant or any subtenant;

3.24.6	anything now or hereinafter attached to or projecting from the Premises.

3.25	Fire Safety Requirements

3.25.1

Save in respect of any matter of non-compliance in that regard which occurred prior to the grant of this Lease, at all times during the Term to comply with all reasonable recommendations and all requirements of the appropriate fire or local authority and the insurers in respect of the safety and security of the Premises whether notified or directed to the Landlord or the Tenant in relation to fire precautions and in particular the provision of fire screens and to comply with all the reasonable regulations from time to time made by the Landlord in relation to fire precautions and save where same is a matter for the Landlord under the provisions of this Lease, to indemnify the Landlord against any costs and expenses in complying with any such requirement or written recommendation, and not to obstruct the access to or means of working any apparatus and appliance for that purpose for the time being installed in the Premises.

3.25.2

If required by the Landlord for the purposes of safety or where required to comply with the reasonable recommendations or the requirements of the Insurers of the Building to pay to the Landlord on demand the (vouched) cost of providing and installing portable fire extinguishers fire hose reels or similar devices or at the Landlord’s option to install same at the Landlord’s direction and at the Tenant’s expense.

3.25.3	In the event of the Premises or any part thereof being damaged or destroyed by any of the Insured Risks to give immediate notice to the Landlord.

3.26	Not to Obstruct Pipes

Not to stop up or obstruct or permit or suffer to be stopped up or obstructed or to suffer any oil grease or other noxious or harmful matters or substances to enter the drains sewers gutters pipes channels and watercourses of the Premises and to employ such method for treating any deleterious effluent that may reasonably be required by the Landlord or be required by the Local Authority before permitting such effluent to enter any such drains sewers gutters pipes channels and watercourses;

3.27	Make Good Loss

To indemnify and make good all loss sustained by the Landlord in consequence of any breach by the Tenant or any underlessee of any covenant or condition on the Tenant’s part herein contained.

3.28	Stamp Duty

To pay the stamp duty tax chargeable on the original and counterpart of this Lease.

3.29	Yield Up

To yield up the Premises with vacant possession to the Landlord’s Specification at the expiration or sooner determination of the Term (howsoever the same may be determined) in such state of good and substantial repair and condition as shall be in accordance with the continued performance and observance of the Tenant’s covenants herein contained damage by Insured Risks excepted (unless the insurance money shall have been rendered irrecoverable or insufficient in whole or in part due to the act or default of the Tenant or any person deriving title under or through it or their respective servants, agents or invitees) and (if requested in writing by the Landlord) having removed the Tenant’s Works and any other alterations made to the Premises throughout the Term and having made good any damage caused to the Premises or the Building by such removal.

3.30	Register of Companies

(Where the Tenant is a company) to comply with all statutory requirements necessary to ensure that the Tenant remains on the register of companies.

3.31	Use of Premises outside Business Hours

3.31.1	The Landlord agrees that, subject to the provisions of this Clause 3.31, the Tenant shall have access to the Premises 24 hours each day during each day of the year.

3.31.2

If the Tenant shall desire, from time to time, to use the Premises outside the usual Business Hours of the Building, then (subject to the Landlord being able to provide such staff, services and security for the Building, as the Landlord may acting reasonably consider necessary) the Tenant shall be entitled to use and occupy the Premises and have access thereto on the following terms and conditions:

(a)	the Tenant shall make prior arrangements with the Landlord or with the Surveyor or caretaker;

(b)

the Tenant shall pay to the Landlord, on demand, the reasonable costs and expenses incurred by the Landlord attributable to the Tenant’s access to and use of the Premises outside the usual business hours of the Building or a fair proportion of such costs to the extent that other tenants are using the Building during the same hours as the Tenant.

(c)	the Tenant shall, in relation to all such access and use:

(i)	use only such parts of the Common Areas as Landlord shall designate;

(ii)	take all proper, necessary and required action to keep the Building secure;

(iii)	abide by such rules and regulations as are from time to time prescribed by the Landlord acting reasonably for access, use and occupation of the Building outside usual business hours

(iv)	not permit or suffer any keys or other means of access to the Building be in the hands of any person other than the trusted employees of Tenant or others first approved of in writing by Landlord;

(v)

indemnify and keep indemnified the Landlord against all losses, claims, liabilities, demands, proceedings, costs and expenses which are directly attributable to the Tenant’s access to and use of the Premises and the Common Areas outside usual business hours.

3.31.3	The Landlord hereby reserves the right to deny the Tenant access to the Building outside of Business Hours where the Tenant fails to comply with the provisions of this Clause 3.31.

4	Landlord’s covenants

The Landlord covenants with the Tenant:

4.1	Quiet Enjoyment

That the Tenant paying the rent hereby reserved and observing and performing the several covenants and stipulations herein on its part contained shall peaceably hold and enjoy the Premises during the Term without any interruption by the Landlord or any person rightfully claiming under or in trust for it.

4.2	Services

Subject to payment by the Tenant of all sums due from the Tenant from time to time in respect of the Service Charge to use all reasonable endeavours to provide or procure the provision of the services referred to in Part II of the Second Schedule hereto PROVIDED ALWAYS THAT:

4.2.1

the Landlord shall not be liable to the Tenant in respect of any failure by the Landlord to perform any of the services referred to in this Lease, whether express or implied, unless and until the Tenant has notified the Landlord of such failure and the Landlord has failed within a reasonable time to remedy the same and then in such case the Landlord shall (subject to the further proviso below) be liable to compensate the Tenant for the actual (but not consequential, financial or other economic) loss or damage sustained by the Tenant after such reasonable time has elapsed; and

4.2.2

the Landlord shall not, in any circumstances, incur any liability for any failure or interruption in any of the services provided by the Landlord or any inconvenience or injury to person or property arising from such failure or interruption due to mechanical breakdown, failure or malfunction, overhauling, maintenance, repair or replacement, strikes, labour disputes, shortages of labour or materials, inclement weather or any cause or other circumstance beyond the control of the Landlord, provided that the Landlord shall use all reasonable endeavours to cause the service in question to be reinstated with the minimum of delay sand shall take all reasonable steps in accordance with the principles of good estate management to minimise the impact of any such failure or interruption on the Building as a whole.

4.3	Insurance

4.3.1

Subject to the Landlord being able to effect such insurance and to such terms and conditions as are normally available from the insurance market, and subject further to reimbursement by the Tenant of the Insurance Rent from time to time, the Landlord hereby covenants with the Tenant to insure in the name of the Landlord the Building and the Premises and all Landlord’s fixtures and fittings therein and thereon (it being acknowledged by the Tenant that the Landlord has no obligation to insure the Tenant’s fit-out, fixtures, fittings, equipment or other contents of the Tenant (or any sub-tenants) in the Premises) and to keep the same insured in the full reinstatement cost (to be determined from time to time by the Landlord or its surveyors) and including an inflationary factor against damage by the Insured Risks.

4.3.2	The Landlord covenants to use all reasonable endeavours:

(a)

To obtain from the Landlord’s insurers a waiver of its subrogation rights (if any) against the Tenant in respect of the Premises so long as such a waiver is available in the insurance market from reputable insurers upon reasonably commercial terms;

(b)

To ensure that the insurance policy or policies in respect of the Insured Risks contain a provision that the insurance is not invalidated by any change of occupancy or increase or risk taking place in or on the premises without the knowledge of the Landlord provided that the Landlord shall immediately upon the same coming to its knowledge give notice to the insurers and the Tenant shall pay any additional premiums as may be required from the date of such increase of risk;

(c)	To notify the Tenant, as soon as reasonably practicable following implementation thereof, of any material changes to the insurance policy or policies in respect of the Insured Risks.

4.4	Reinstatement

In case the Premises or the Building or any part thereof or the access thereto shall be destroyed or damaged by any of the Insured Risks then (subject to the Landlord obtaining Planning Permission and all other necessary pertinent licences and approvals) and as often as shall happen to lay out all monies received in respect of such insurance as aforesaid as soon as practicable in or upon rebuilding, repairing or reinstating the Premises and the Building substantially in accordance with its existing plan and elevation in a good and substantial manner unless the relevant policy shall have been vitiated or rendered less than fully effective by any act, neglect, default or omission on the part of the Tenant PROVIDED ALWAYS that in the event of the Landlord being unable to procure reinstatement of the Premises substantially in accordance with its existing plan and elevation due to refusal of planning or other approvals consents or licences (having used all reasonable endeavours to do so) the Tenant agrees to surrender this Lease when called upon by the Landlord to do so whereupon the said Insurance monies shall belong absolutely to the Landlord.

5	Provisos and matters agreed

Provided Always and it is hereby expressly agreed as follows:

5.1	Re-entry

If:

5.1.1

the rents hereby reserved or any part thereof shall at any time be in arrear and unpaid for fourteen (14) days after the same shall have become due (whether any formal or legal demand therefor shall have been made or not); or

5.1.2

the Tenant shall at any time fail or neglect to commence to perform or observe any of the covenants conditions or agreements herein contained and on its part to be performed and observed within ten (10) working days of receiving notice from the Landlord of a failure on the part of the Tenant to perform or observe any of the said material covenants or conditions, and to complete such performance or observation as soon as reasonably practical thereafter but within no less than three (3) months of receiving such notice; or

5.1.3

the Tenant (being a body corporate) shall enter into liquidation whether compulsory or voluntary (not being a voluntary liquidation for the purpose of amalgamation or reconstruction) or have a Receiver appointed or its Directors petition for an Examiner to be appointed or an Examiner is appointed or permit any execution to be levied on the Premises; or

5.1.4	the Tenant (being an individual) shall become bankrupt or compound with his creditors or is otherwise insolvent; or

5.1.5	the Tenant being a Company incorporated outside the Republic of Ireland is the subject of any proceedings or event analogous to those hereinbefore referred to in its country of incorporation;

then and in any such case it shall be lawful for the Landlord or any person or persons duly authorised by it into or upon the Premises or any part thereof in the name of the whole to re-enter and the Premises peaceably to hold and enjoy thenceforth as if this Lease had not been made without prejudice to any right of action or remedy of either party in respect of any antecedent breach of any of the covenants by either party hereinbefore contained.

5.2	Suspension of Rent

5.2.1

In the event of the Premises or the Building or any part thereof or the access thereto being damaged or destroyed by any of the Insured Risks from time to time so as to render the Premises unfit for occupation and use or inaccessible, then (unless in the case of damage or destruction by the Insured Risks the insurance monies shall be irrecoverable in whole or in part by reason solely or in part of any act neglect default or omission of the Tenant) the rent hereby firstly reserved and the Service Charge or a fair proportion of it according to the nature and extent of the damage sustained shall be suspended until the Premises and the Building or any part thereof shall again be rendered fit for occupation and use and accessible or for the period of four years from the date of such destruction or damage whichever is the shorter and in the event of any dispute concerning the provisions of this sub-clause the same shall be determined by a single arbitrator in accordance with the provisions of the Arbitration Act 2010 or any statutory modification or re-enactment thereof for the time being in force. In the event that such reinstatement has not been completed:

5.2.2	within a period of twenty four (24) months from the date of damage or destruction where such occurs during the first eight (8) years of the Term; or

5.2.3	within a period of twelve (12) months from the date of damage or destruction where such occurs during the last two (2) years of the Term,

then either the Landlord or the Tenant shall be entitled at any time after the expiry of the said period of twenty four (24) or twelve (12) months, as appropriate to determine this Lease by serving written notice to that effect on the other and upon service of which notice this Lease shall immediately cease and determine but without prejudice to any claim by either party against the other in respect of any antecedent breach hereof.

5.3	Notices

5.3.1

Any demand or notice required to be given to, or served on the Tenant or any guarantor under this Lease shall be sufficiently served if addressed to the Tenant or the guarantor (as the case may be and, if the Tenant or the guarantor constitutes more than one person, then addressed to any of them) and delivered personally, or sent by pre-paid registered or recorded delivery mail, addressed (in the case of a company to its registered office, or (whether a company or individual) to its last known address, or (in the case of a notice to the Tenant) to the Premises.

5.3.2	Any notice required to be given or served on the Landlord shall be sufficiently served if sent by pre-paid registered or recorded delivery mail, addressed:

(a)	For as long as the Lessor’s interest herein is vested in the parties named as Landlord at the start of this Lease, to:

John Ronan and Castle Cove Property Developments Limited

Treasury Building

Lower Grand Canal Street

Dublin 2

or such other address as shall have been notified in writing to the Tenant for the purpose of service of notices on the Landlord; and

(b)	otherwise, (in the case of a company) to the Landlord’s registered office, or (in the case of an individual) to its last known address.

5.3.3	A Notice sent by post shall be deemed to have been given forty-eight hours after the time of posting to the address to which it was sent.

5.4	Plans

The Plans annexed hereto and the details shown thereon shall be for the purpose of identification only and no warranty or condition expressed or implied shall be given or be deemed to be given in respect of such Plans or the details shown thereon or any matter or thing shown thereon or referred to.

5.5	Surrender - Deasy’s Act

In case the Premises or any part thereof shall be destroyed or become ruinous and uninhabitable or incapable of beneficial occupation or enjoyment by or from any of the Insured Risks during the Term the Tenant hereby absolutely waives and abandons its rights (if any) to surrender this Lease under the provisions of Section 40 of the Landlord & Tenant Law Amendment, Ireland, Act 1860 or otherwise.

5.6	No Warranty

Nothing in this Lease contained shall be deemed to constitute any warranty by the Landlord that the Premises or any part thereof are authorised under the Planning Acts or otherwise for use for any specific purpose.

5.7	Jurisdiction

This Lease shall be governed by and construed in all respects in accordance with the Law of the Republic of Ireland and the Irish Courts shall have exclusive jurisdiction in relation to any disputes arising under or connected with this Lease and the Tenant and any guarantor agree that any process may be served on them by leaving a copy of the relevant document at the Premises PROVIDED HOWEVER that the Landlord shall retain the right at its sole election to sue the Tenant and any guarantor elsewhere including in the Courts of the Landlord’s and / or the Tenant’s and / or the guarantor’s domicile.

6	Option to terminate

6.1	The Tenant shall have the right to terminate this Lease on 7 May 2017 (the “Termination Date”) subject to the following terms and conditions:

6.1.1

The Tenant shall give the Landlord no less than six (6) months prior notice in writing of its intention to exercise the said right (the “Termination Notice”) (and in this regard time shall be of the essence); and

6.1.2

The Tenant shall pay to the Landlord, together with service of the Termination Notice, the sum of €184,455.75 (one hundred and eighty four thousand four hundred and fifty five euro and seventy five cent); and

6.1.3	The Tenant shall give to the Landlord on the Termination Date vacant possession of the Premises to the Landlord’s Specification;

6.1.4

The Tenant shall continue to be responsible for Rent, Service Charge, Insurance Rent and all other outgoings payable on foot of this Lease up to the Termination Date. Strictly without prejudice to the Tenant’s payments obligations under this Lease, if the Tenant shall when serving the Termination Notice make a written request to the Landlord, the Landlord shall within 60 days thereof deliver to the Tenant a statement of the payments required to be made by the Tenant in order for the Tenant to comply with its obligations in this Clause 6.1.4; and

6.1.5	Any such termination shall be without prejudice to any antecedent breach by either the Landlord or Tenant of any of their respective covenants herein contained; and

6.1.6	Subject to the provisions of this Lease the Tenant shall pay to the Landlord all Value Added Tax (if any) which it is obliged to pay under the VAT Act and arising on the termination of the Lease.

6.2

Without prejudice to the provisions of Clause 6.1, the Tenant shall perform and observe all the covenants and conditions herein contained and on its part to be performed and observed up to the Termination Date.

IT IS HEREBY CERTIFIED that :

(i)

the transaction hereby effected does not form part of a larger transaction or of a series of transactions in respect of which the amount or value or the aggregate amount or value of the consideration (other than rent) exceeds €10,000.00.

(ii)	that Section 53 (lease combined with building agreement for dwellinghouse / apartment) of the Stamp Duties Consolidation Act, 1999 does not apply to this instrument.

(iii)

that for the purposes of Section 29 of the Companies Act, 1990 the Landlord and the Tenant are not connected with one another in a manner which would require this transaction to be ratified by resolution of either.

IN WITNESS WHEREOF this Deed has been signed as Deed by John Ronan and the common seals of Castle Cove Property Developments Limited and Jazz Pharmaceuticals Plc were affixed hereto the day and year first before written.

FIRST SCHEDULE

Part I

Premises

ALL THAT portion of the Building being the fourth floor thereof more particularly shown inlined in red on Plan 5 annexed hereto comprising an agreed net lettable area of eleven thousand nine hundred and ninety - seven square feet (11,997 square feet) and including:

2.	the internal plaster surfaces and finishes of all structural or load bearing walls and columns therein or which enclose the same, but not any other part of such walls or columns;

3.	the entirety of all non-structural or non load bearing walls and columns therein;

4.	the inner half severed medially of the internal non load bearing walls (if any) that divide the same from other parts of the Building;

5.

the floor finishes thereof and all carpets save that the lower limit of the Premises shall not extend to anything below the floor finishes except that raised floors and the cavity below them shall be included;

6.

the ceiling finishes thereof, including all suspended ceilings (if any) and light fittings save that the upper limit of the Premises shall not extend to anything above the ceiling finishes except that the cavity above any suspended ceiling shall be included;

7.	All window frames and window furniture and all glass in the windows and all doors, door furniture and door frames;

8.	All sanitary and hot and cold water apparatus and equipment and the radiators (if any) therein and all fire fighting equipment and hoses therein exclusively serving the Premises;

9.	All Conduits therein and exclusively serving the same;

10.	The toilet accommodation on the fourth floor of the Building; and

11.	The roof terraces and balconies on the fourth floor of the Building.

Part II

Building

ALL THAT the Office Building situate at 1 Burlington Road and the rere of 40/42 Mespil Road in the City of Dublin as delineated and shown for the purpose of identification only on the Plan 1 annexed hereto and thereon outlined in green.

Part III

Exceptions and Reservations

Excepting and reserving unto the Landlord and all other persons at any time authorised by them or any of them or otherwise entitled to the same rights as follows, exercisable in accordance with the provisions set out herein:

1.

Full right and liberty to build upon and develop the Building and any adjoining premises or property now or hereafter belonging to the Landlord or to build upon or to extend in height or otherwise such premises from time to time adjoining or adjacent to the Premises or any building or any part thereof of which the Premises form part PROVIDED THAT the access of light and air to the Premises and the lights windows and openings thereof are not materially adversely affected and there is no interference with the Tenant’s quiet enjoyment of the Premises or its access thereto and egress therefrom other than temporary interference required for construction purposes.

2.

The free and uninterrupted passage and running of the Utilities through the Conduits which are now, or may at any time throughout the Term (or any extension or renewal thereof) be in, on, under or passing through the Premises.

3.

Full right and liberty at all reasonable times to enter upon the Premises with or without appliances, equipment of any sort and workmen and others as often as may be necessary to view the state and condition of and to repair and maintain the Premises and (where same cannot reasonably be carried out at reasonable cost without accessing the Premises) clean alter renew remove or install such gutters pipes sewers drains wires conduits ducts flues and watercourses serving the Premises and adjoining premises and the Building (including the right if necessary to erect and maintain scaffolding) the persons exercising such rights ensuring that inconvenience is limited as far as practicable and that access to the Premises is not as far as practicable unduly obstructed.

4.

The right to erect essential scaffolding for the minimum period necessary for the purpose of repairing or cleaning the Common Areas or any adjoining property or in connection with the exercise of any of the rights mentioned in this Schedule notwithstanding such scaffolding may temporarily interfere but not in any way materially prevent the proper access to and other enjoyment and use of the Premises.

5.	The full rights of support and of shelter and protection to adjoining premises are at present enjoyed from the Premises.

6.	All rights of light and air and other easements and rights now enjoyed by any other part or parts of the Building or any adjoining property over the Premises.

7.

The full right and liberty to enter upon the Premises following the provision of at least 7 days prior written notice at any time during the Term in order to build on or into any party or other walls of the Premises the person or persons exercising such rights making good all damage to the structure of the Premises thereby occasioned and the Landlord ensuring that there is no material interference with the Tenant’s quiet enjoyment of the Premises.

8.

The full right and liberty to enter upon the Premises at all reasonable times during the Term on provision of reasonable prior notice (save in cases of emergency when no notice shall be required) to gain access to the Premises and / or to the balcony or terrace (if any) forming part of the Premises as necessary for the purposes of carrying out the services described in the Second Schedule.

9.

The full right and liberty to develop the remainder of the Building or any adjoining property now or hereafter of the Landlord throughout the Term (or any extension or renewal thereof) in such manner as the Landlord shall think fit PROVIDED THAT there shall be no permanent materially adverse effect upon the Tenant’s access to and egress from the Premises, the Tenant’s quiet enjoyment of the Premises and the access of light and air to the Premises.

10.	The airspace above the Premises.

11.

The full right and liberty to close off the Common Areas or any part thereof for temporary period for the purpose of repairing, maintaining, replacing and renewing same, but provided that the Landlord uses all reasonable endeavours to re-instate same as soon as reasonably practicable and that the Tenant shall be allowed a reasonable alternative means of access to the Premises and the Car Spaces at all times.

12.	The full right and liberty to re-locate the Car Spaces allocated to the Tenant to a different part of the Basement from time to time.

13.	The right to regulate and control the use of the Common Areas in accordance with the principles of good estate management and in particular (but not by way of limitation) to:

(a)

vary or to change the use of, close or control access to the whole or any part of the Common Areas subject to the Landlord where appropriate providing reasonable alternative access to the Premises and the car spaces allocated to the Tenant;

(b)	make reasonable regulations for the control, regulation and limitation of pedestrian or vehicular traffic in the Common Areas or in any part thereof and to erect such signs as may be appropriate;

(c)	the right to make reasonable rules and regulations in accordance with the principles of good estate management as follows:

(i)	for the control, regulation and limitation of the traffic vehicular and otherwise into and from and within the Building and in particular regulation for the delivery and storage of stocks and goods;

(ii)	for the storage, removal and disposal of waste;

(iii)	for the security of the Building as a whole or in respect of any part or parts;

(iv)	for emergency action and procedure;

(v)	for fire precautions.

PROVIDED ALWAYS THAT the Landlord agrees with regard to the rights reserved in this First Schedule Part III that any such works or exercise of such rights shall be performed in accordance with paragraph (g) of the “Interpretation” section of Clause 1 of this Lease.

Part IV

Easements, rights and privileges

1.

The full right for the Tenant, its servants, agents or licensees to use the Common Areas or any part thereof for all proper purposes in connection with the use and enjoyment of the Premises and the Car Spaces.

2.	The exclusive right for the Tenant to use five (5) car spaces in the Basement (the “Car Spaces”) being spaces numbered 7, 8, 15, 19 and 20 (Basement -1) shown on Plan No. 2 annexed hereto[4].

3.

The free and uninterrupted passage and running of Utilities (subject to temporary interruption for repair, maintenance, renewal or replacement) to and from the Premises through the Conduits which are now laid or (throughout the Term (or any extension or renewal thereof)) shall be laid in, under or through other parts of the Building so far as any of the same are necessary for the reasonable use and enjoyment of the Premises.

4.	The right of way for emergency purposes only over those parts of the Common Areas coloured blue on the Plans annexed hereto.

5.	The right of way in the event of emergency only over that part of Block A shown shaded yellow on Plan 1 annexed hereto.

6.

The right of access from time to time, with the Landlord’s prior consent (not to be unreasonably withheld or delayed) to the mechanical and electrical ducts in the Building and the tenants’ switchroom in the Basement.

7.

The right of access from time to time, subject to obtaining the Landlord’s prior consent (such consent not to be unreasonably withheld or delayed) and by arrangement on the day, to the Common Areas on the fourth floor of the Building for the purposes of carrying out repairs or maintenance to the Premises where such works cannot reasonably be otherwise carried out or would involve materially greater cost to the Tenant and for the purpose of installing, repairing, maintaining and inspecting any conduits serving the Premises including any telecommunications conduits to the Premises and any conduits in the mechanical and electrical ducts and any conduits connecting the Premises to any permitted satellite dish on the roof of the Building or any permitted condensers installed by the Tenant in the Basement Level of the Building.

8.

The right to install plant on the roof of the Building in the locations marked with an “X” and coloured yellow on Plan 11 annexed hereto and to lay the necessary conduits between the Premises and any such satellite dish, subject to the Landlord’s prior written approval (not to be unreasonably withheld or delayed) of the type and dimensions thereof, together with the right of access from time to time, with the Landlord’s prior consent, to the roof of the Building for the repair and maintenance of the satellite dish which shall be the sole responsibility of the Tenant at its own expense.

9.

The right to use the existing bathrooms or toilet facilities and the existing lobby area on the fourth floor of the Building in common with any other occupational tenant located in the fourth floor of the Building.

[4]	Space no. 9 to be confirmed by Jazz

10.

Subject to the Landlord’s prior written consent and the Landlord’s prior approval of the size and location thereof, the right for the Tenant to install and maintain in the Basement condenser equipment of a type acceptable to the Landlord and necessary for the Tenant’s use and enjoyment of the Premises, and the right to install and repair, maintain, inspect and review the conduits reasonably necessary for the said condenser units to serve the Premises and the free and uninterrupted passage of electricity and air through such conduits subject to the Tenant complying with all requirements of the Landlord, the Landlord acting reasonably in this regard.

11.	The full right of light, air, support, shelter and protection as currently enjoyed by the Premises from the other parts of the Building.

SECOND SCHEDULE

Part I

Service Charge

1.	The Tenant shall pay the Tenant’s Proportion of the Service Charge on the days and in the manner and otherwise in accordance with the provisions hereinafter contained;

2.

The amount of the Service Charge shall be ascertained and certified by a certificate (hereinafter called “the certificate”) signed by the Landlord’s auditors or accountants (at the discretion of the Landlord) acting as experts and not as arbitrators annually and so soon after the end of the Landlord’s financial year as may be practicable and shall relate to such year in manner hereinafter mentioned;

3.

The expression “the Landlord’s financial year” shall mean the period from the 1st day of January in each year to the 31st day of December of that same year or such other annual period as the Landlord may at its discretion from time to time determine as being that in which the accounts of the Landlord either generally or relating to the Building shall be made up;

4.	A copy of the certificate for each such financial year shall be supplied by the Landlord to the Tenant on written request and without charge to the Tenant;

5.

The certificate shall contain a summary of the Landlord’s said costs and expenses incurred by the Landlord during the Landlord’s financial year to which it relates together with a summary of the relevant details and figures forming the basis of the Service Charge and the certificate (or a copy thereof duly certified by the person by whom the same was given) shall be conclusive evidence for the purposes hereof of the matters which it purports to certify save in circumstances of manifest error;

6.

The expression “the costs and expenses incurred by the Landlord” as hereinbefore used shall be deemed to include not only those costs and expenses hereinbefore described which have been actually disbursed incurred or made by the Landlord during the year in question but also such reasonable part of all such costs and expenses hereinbefore described which are of a periodically recurring nature (whether recurring by regular or irregular periods) whenever disbursed incurred or made and whether prior to the commencement of the Term or otherwise including a sum or sums of money by way of reasonable provision for anticipated expenditure in respect thereof as the Landlord or its auditors or accountants (as the case may be) may in their discretion allocate to the year in question as being fair and reasonable in the circumstance;

7.

The Tenant shall with every quarterly payment of rent reserved hereunder pay to the Landlord such sum in advance and on account of the Service Charge as the Landlord or its auditors or accountants (as the case may be) shall specify at their discretion to be a fair and reasonable interim payment.

8.

As soon as practicable after the signature of the certificate the Landlord shall furnish to the Tenant an account of the Service Charge payable by the Tenant for the year in question due credit being given therein for all interim payments made by the Tenant in respect of the said year and upon the furnishing of such account showing such adjustment as may be appropriate there shall be paid by the Tenant to the Landlord the amount of the Service Charge as aforesaid or any balance found payable or there shall be allowed by the Landlord to the Tenant any amount which may have been overpaid by the Tenant by way of interim payment as the case may require;

9.

It is hereby agreed and declared that nothing in this Clause or these presents contained shall disable the Landlord from maintaining an action against the Tenant in respect of non-payment of any such interim payment as aforesaid notwithstanding that the certificate had not been signed at the time of the proceedings.

10.

It is hereby agreed and acknowledged that the Service Charge payable by the Tenant hereunder shall include the Tenant’s Proportion of the Reception Rent and the Gym Rent, such rents to be calculated in accordance with Clause 11 of this Part I Second Schedule.

11.	From the date hereof until 1 August 2015:

(i)	the Reception Rent shall be calculated at a rate of €50.00 (fifty euro) per square foot; and

(ii)	the Gym Rent shall be calculated at a rate of €25.00 (twenty-five euro) per square foot;

and thereafter each rent shall be adjusted on 1 August 2015 and on 1 August of every fifth year thereafter (each an “Additional Rent Review Date”). From each Additional Rent Review Date the Reception Rent and the Gym Rent payable shall be an amount equal to the Reception Rent and the Gym Rent each adjusted by reference to the Society of Chartered Surveyors / Investment Property Databank Office Rental Value Index (latest issue) (or in the event that such index no longer exists, by reference to the change in the cost of living as recorded by the Consumer Price Index), and by increasing or decreasing the Reception Rent and the Gym Rent payable on the day immediately preceding each Additional Rent Review Date in proportion to the rise or fall in the respective index figures between the previous Additional Rent Review Date and the current Additional Rent Review Date. From each Additional Rent Review Date until the next such review date the Tenant’s Proportion of the Service Charge payable hereunder shall include the Tenant’s Proportion of the Reception Rent and the Gym Rent so adjusted.

12.

Immediately upon receipt of each payment of the Tenant’s Proportion of the Service Charge the Landlord may deduct therefrom and pay to itself for the Landlord’s own use and benefit and free from any claims of the Tenant that part of the said payment comprising the Tenant’s Proportion of the Reception Rent and the Gym Rent.

PROVIDED ALWAYS and notwithstanding anything herein contained it is agreed and declared that the provisions of sub-clause (8) of this Clause shall continue to apply notwithstanding the expiration or sooner determination of the term hereby granted but only in respect of the period down to such expiration or sooner determination of the Term.

Part II

(Services)

1.	Repairing, renewing, replacing, maintaining, decorating and (where appropriate) cleaning, washing down, lighting, heating, servicing and (as and where necessary) renewing the Common Areas.

2.	Maintaining and, when necessary, replacing carpets, furnishings and equipment in the Common Areas as the Landlord may reasonably determine.

3.

Maintaining, repairing, operating, inspecting, servicing, overhauling, cleaning, lighting and (as and where necessary) renewing or replacing the air conditioning plant and equipment (if any) in the Building and all plant machinery, apparatus and equipment within the Common Areas from time to time.

4.	Maintaining, repairing, renewing, operating, inspecting, servicing, overhauling, cleaning and (as and where necessary) renewing or replacing all security and emergency systems for the Building.

5.

Providing and maintaining and renewing name boards and signs in the main entrance hall Reception and any other parts of the Building and all directional signs and fire regulation notices and any flags, flag poles and television and radio aerials.

6.	Providing and maintaining any dustbins or receptacles for refuse for the Building and the cost of collecting, storing and disposing of refuse.

7.	The provision, maintenance, replacement, planting and cultivation of all landscaping and floral and artistic displays in the Common Areas.

8.

Providing heating and cooling to the Premises in accordance with the following specification during the hours of 6.00am to 7.00pm Monday to Friday or such further hours which the Landlord may deem appropriate acting reasonably and such other times as the Tenant may request (at the Tenant’s cost):

Chilled Water Design Parameters:

Floor	CHW Flowrate	Flow Temperature	Return Temperature	Calculated KW Load
Fourth Floor Area 1	2.19 l/s	5 deg C	11 deg C	55Kw
Fourth Floor Area 2	1.302 l/s	5 deg C	11 deg C	32.8Kw
Fourth Floor Area 3	0.948 l/s	5 deg C	11 deg C	23.9Kw

LPHW Heating Design Parameters:

Floor	LPHW Flowrate	Flow Temperature	Return Temperature	Calculated KW Load
Fourth Floor Area 1	1.314 l/s	82 deg C	71 deg C	60.7Kw
Fourth Floor Area 2	0.781 l/s	82 deg C	71 deg C	36Kw
Fourth Floor Area 3	0.569 l/s	82 deg C	71 deg C	26.3Kw

Ventilation Design Parameters:

Floor	Supply Air Volume Flowrate	Supply Air Temperature. (Summer)	Supply Air Temperature (Winter)	Return Air Volume Flowrate
Fourth Floor Area 1	1.3 m3/s	18 deg C	21 deg C	1.3 m3/s
Fourth Floor Area 2	0.8 m3/s	18 deg C	21 deg C	0.8 m3/s
Fourth Floor Area 3	0.6 m3/s	18 deg C	21 deg C	0.6 m3/s

and providing heating and cooling to the Common Areas to the specification reflected in the mechanical and electrical specification set out in the Fourth Schedule hereto to such temperatures as the Landlord may from time to time consider reasonably adequate between the hours of 7.00 am and 7.00 pm, Monday to Friday or such other hours which the Landlord may deem appropriate acting reasonably and for such periods of the year as the Landlord shall reasonably deem desirable.

9.

Any other services relating to the Common Areas or any part thereof which the Landlord shall provide from time to time if, in its opinion such service is desirable or necessary in the interests of good estate management for the maintenance, upkeep or cleanliness of the Common Areas or for the benefit of all of the occupiers of the Building or otherwise in accordance with the principles of good estate management.

10.	Providing a staffed reception in the Reception between the hours of 07:00 to 19:00 Monday to Friday excluding public holidays.

11.	Providing security personnel in the Building between the hours of 07:00 to 19:00 Monday to Friday excluding public holidays.

Part III

(Expenditure)

1.

The cost of management (including the collection of service charge) and of employing at reasonably competitive rates management agents, and accountants, auditors and surveyors in connection with surveying and accounting functions or the provision of services to the Common Areas.

2.

The cost of employing at reasonably competitive rates (whether by the Landlord or any managing agents) such staff as the Landlord may in its absolute discretion consider appropriate for the performance of the Services including reception and security personnel and all other expenditure ancillary to the employment of such persons including:

(i)	salaries, wages, insurances, pensions and pension contributions and other statutory contributions or levies;

(ii)	the provision of appropriate working clothing;

(iii)	the provision of appropriate vehicles, tools, equipment and apparatus for the proper performance of the services

3.

All rates, taxes, assessments, duties, charges, impositions and outgoings whatsoever whether parliamentary, local or of any other description which may be assessed, charged, imposed or payable on or in respect of the whole or any part of the Common Areas.

4.

The cost of the supply of electricity, gas, oil and other fuel for the provision of the services and the cost of any electricity generating, transforming, monitoring, metering and distribution plant apparatus and equipment in or serving the Common Areas.

5.	Interest and fees in respect of money borrowed at reasonably commercial rates to finance the provision of the services and the cost referred to in this part of this Schedule or any of them.

6.	The cost to the Landlord of abating any nuisance in respect of the Common Areas or any part of it in so far as the same is not the liability of any one tenant or occupier of the Building.

7.

Any legal costs and expenses incurred in the course of managing, operating and maintaining the Building and enforcing any covenants, conditions and regulations with respect thereto or complying with or otherwise taking action on any notice or orders in respect of the Common Areas and all legal and other costs and expenses incurred by the Landlord in enforcing the Landlord’s contractual rights pursuant to any collateral warranties issued to it in respect of any defect or disrepair in the Common Areas against any building contractor, sub-contractors, architect, mechanical and electrical engineer and civil and structural engineer involved in the design and construction of the Building.

8.

Any VAT (or any tax of a similar nature which may be substituted for or levied in addition to it) incurred by the Landlord on the cost referred to in this part of this Schedule or any of them save to the extent that such VAT (or other tax) is recoverable by the Landlord pursuant to the provisions of the Value Added Tax Act 2010 as amended from time to time.

9.

Such sums as the Landlord shall, in its absolute discretion acting reasonably, consider desirable to set aside from time to time for the purpose of providing for periodically recurring items of expenditure, whether recurring at regular or irregular intervals (such sums to be held in a separate interest bearing deposit account);

10.	The Reception Rent;

11.	The Gym Rent;

12.	All other costs properly incurred in connection with provision of the Services in the interests of good estate management.

PROVIDED ALWAYS THAT there shall be excluded from the Service Charge payable by the Tenant the following:

(i)

The capital costs of the initial construction of the Building and the equipping and fitting-out of the Common Areas and the initial provision of any items which are required for the safe and efficient operation of the Common Areas;

(ii)

The costs (if any) of refurbishment of the Common Areas to the extent that it amounts to more than maintaining, repairing, rebuilding, replacing and renewing thereof as required in the interests of good estate management;

(iii)	The costs (if any) or expenses incurred in altering, redeveloping or extending the Building or carrying out any extensions or additions or reductions to the Common Areas;

(iv)	The costs (if any) incurred by the Landlord or its agents in relation to the letting of any individual floors in the Building;

(v)	The costs (if any) of any Service Charge and outgoings associated with any vacant Lettable Areas within the Building;

(vi)	The costs of making good any damage caused by any of the Insured Risks;

(vii)	Costs connected with any negotiations or disputes (save any disputes in relation to payment of the Service Charge) with other occupants of the Building.

THIRD SCHEDULE

Rent Review Provisions

1	Interpretation

In this Schedule the following expressions shall have the following meanings respectively:

1.1	“Review Date” shall mean 8 May 2017 and any date so stipulated by virtue of paragraph 2.6 of this Schedule.

1.2

“Review Rent” shall mean the full yearly open market rent without any deduction whatsoever at which the Premises and the give (5) car parking spaces described in Clause 2 Part IV of the First Schedule might reasonably be expected to be let at the relevant Review Date in the open market without a fine or premium and with vacant possession thereof by a willing Landlord to a willing Tenant for a term of ten (10) years computed from the Relevant Review Date with an entitlement for the Tenant to terminate the said lease at the expiration of the fifth year of the said term and otherwise on the same terms and conditions in all other respects as this present Lease (save as to the amount of rent first reserved under this Lease and any rent free periods to which the Tenant was entitled outside of the terms of this Lease but including the provisions for rent review) and upon the assumptions that:

(i)	the Premises are provided to the Tenant as per the Landlord’s Specification (at the Landlord’s expense) and are ready for immediate occupation for fitting out purposes.

(ii)	in case the building of which the Premises form part or any part of it has been destroyed or damaged it has been fully restored.

(iii)	all the obligations on the part of the Tenant contained in this Lease have been fully complied with.

(iv)	no work has been carried out to the Premises other than works to comply with statutory requirements.

(v)	the Premises comprise 11,997 (eleven thousand nine hundred and ninety seven) square feet square feet of net lettable office space.

and there being disregarded:

(1)

any effect on rent of the fact that the Tenant or any underlessee has been in occupation of the Premises and any goodwill attached to the Premises by reason of the carrying on thereat of the business of the Tenant or any underlessee;

(2)	the Tenant’s Works;

(3)

any effect on rent of any alterations to the Premises or any part thereof carried out by the Tenant or any underlessee with the consent of the Landlord at the Tenant’s or underlessee’s own expense (otherwise than in pursuance of any obligation to the Landlord) and carried out during the Term or pursuant to the Agreement for Lease.

1.3	“Surveyor” means an independent Chartered Surveyor experienced in the letting of office premises in the area in which the Premises are located.

2	Rent review

The yearly rent first reserved and payable from the Review Date until the expiry of the Term shall be the Review Rent.

2.1	Agreement or determination of the reviewed rent

If the Landlord and the Tenant shall not have agreed the Review Rent by the Review Date (or such extended period as may be agreed between the Landlord and the Tenant) either party may by notice in writing to the other require the Review Rent to be determined by the Surveyor who shall be appointed forthwith by the Landlord and the Tenant or (in default of agreement at any time about his appointment) as nominated by the President for the time being of the Society of Chartered Surveyors on the application of either the Landlord or the Tenant.

2.2	Functions of Surveyor

2.2.1	Unless the Landlords elects that the Surveyor shall act as an expert he shall act as an Arbitrator and the arbitration shall be conducted in accordance with the Arbitration Act 2010.

2.2.2

If the Surveyor is appointed as an expert he shall be required to give notice to the Landlord and the Tenant inviting each of them to submit to him within such time limits as he shall stipulate a proposal for the Review Rent and affording each party the opportunity to give in writing or otherwise a statement of reasons in support of its proposal and to make submissions in respect of each other’s statement of reasons but the Surveyor shall not be bound thereby and shall make the determination in accordance with his own judgement.

2.2.3

If the Surveyor shall fail to determine the Review Rent within two months of his appointment or nomination or if he shall relinquish his appointment or die or if it shall become apparent that for any reason he will be unable or unfit to complete his duties hereunder a new Surveyor shall be appointed or nominated in his place in accordance with sub-clause 2.1 above.

2.3	Fees of Surveyor

The fees and expenses of the Surveyor including the costs of his nomination shall be in the award of the Surveyor (but this shall not preclude the Surveyor from notifying both parties of his total fees and expenses notwithstanding the non-publication at the time of his award). Without prejudice to the foregoing, both the Landlord and the Tenant shall be entitled to pay the entire fees and expenses due to the Surveyor and thereafter recover as a simple contract debt the amount (if any) due from the party who failed or refused to pay same.

2.4	Interim payments pending determination

If upon any such review the amount of the Review Rent shall not be ascertained or determined prior to the Review Date the Tenant shall continue to pay the rent payable hereunder immediately prior to the relevant Review Date (the “Current Rent”) until the Gale Day next following the ascertainment or determination of the Review Rent whereupon there shall be due as a debt: (i) payable on demand by the Tenant to the Landlord (if the Review Rent is higher than the Current Rent) a sum equal to the amount by which the Review Rent for the period since the Review Date exceeds the Current Rent for that period and in addition shall pay interest on said sums at the Base Rate from time to time from the Review Date until the date of actual payment; or (ii) by the Landlord to the Tenant (if the Review Rent is lower than the Current Rent payable before the Review Date) a sum equal to the amount by which the Current Rent for the period since the Review Date exceeds the Review Rent for that period and in addition shall pay interest on the said sums at the Base Rate from time to time from the Review Date until the date of actual payment.

2.5	Rent review memorandum

If upon any such review as aforesaid it shall be agreed or determined that the Review Rent is greater or less than the Current Rent the Landlord and the Tenant shall as soon as practicable after such determination or expiration complete and sign a written memorandum recording the Review Rent payable from the Review Date payable and the Tenant shall pay the Stamp Duty payable on such Memorandum.

2.6	Rent restrictions

In the event of either the Landlord or the Tenant being prevented or prohibited in whole or in part from determining the Review Rent by reason of any Legislation Statute Government Order or Decree or Notice then the date at which the review would otherwise have taken effect shall be deemed to be extended to permit and require such review to take place on the first date thereafter upon which Review Rent may be determined and if there shall be a partial prevention only there shall be a further review on the first date or dates as aforesaid.

FOURTH SCHEDULE

Landlord’s Specification

On expiration or sooner determination of the Lease, the Tenant shall reinstate the Premises to the specification in this Fourth Schedule. This requires that all partitioning be removed, and that all floor finishes, ceiling and light types, and built in fittings are to be uniform, as detailed in the Landlord Fit Out Specification document as issued by Henry J Lyons on 20 April 2012 (attached in this Schedule).

Note that any light fittings, grilles, electrical floor mounted outlets or fancoil units which have been installed by the Tenant additional to those deemed as provided by the Landlord (and included in the Landlord’s Contribution) are to remain in situ provided that they are easily incorporated into an overall central control system, that they were originally approved by or on behalf of the Landlord and that they suit the open plan layout for the floor space.

FIFTH SCHEDULE

Tenant’s Works

SIXTH SCHEDULE

Guarantee

1.	Guarantee

The guarantor hereby covenants with the landlord:

1.1

as a primary obligation that the Tenant or the Guarantor shall at all times during the Term (including any continuation or renewal of this Lease) duly perform and observe all the covenants on the part of the Tenant contained in this Lease, including the payment of the rents and all other sums payable under this Lease in the manner and at the times herein specified and the Guarantor hereby indemnifies the Landlord against all claims demands losses damages liability costs fees and expenses whatsoever sustained by the Landlord by reason of or arising in any way directly or indirectly out of any default by the Tenant in the performance and observance of any of its obligations or the payment of any rent and other sums arising before or after the expiration or termination of this Lease.

1.2

that the Guarantor is jointly and severally liable with the Tenant (whether before or after any disclaimer by a liquidator, official assignee or trustee in bankruptcy or other persons administering the assets of the Tenant or whether before or after any repudiation by an examiner or other persons administering the assets of the Tenant) for the fulfilment of all the obligations of the Tenant under this Lease and agrees that the Landlord in the enforcement of its rights hereunder, may proceed against the Guarantor as if the Guarantor was named as the Tenant in this Lease;

1.3

that the Guarantor shall not claim in any liquidation, bankruptcy, examinership, composition or arrangement of the Tenant in competition with the Landlord and shall remit to the Landlord the proceeds of all judgements and all distributions it may receive from any liquidator, examiner, official assignee, trustee in bankruptcy or supervisor of the Tenant and shall hold for the benefit of the Landlord all security and rights the Guarantor may have over assets of the Tenant whilst any liabilities of the Tenant or the Guarantor to the Landlord remain outstanding;

1.4	that the Guarantor shall:

1.4.1	if a liquidator, official assignee or trustee in bankruptcy or examiner shall disclaim, surrender or repudiate this Lease; or

1.4.2	if this Lease shall be forfeited; or

1.4.3	if the Tenant shall cease to exist,

on notice in writing given to the Guarantor by the Landlord within twelve (12) months after such disclaimer or other event accept from and execute and deliver to the Landlord a new lease of the Premises subject to and with the benefit of this Lease (if the same shall still be deemed to be extant at such time) for a term commencing on the date of the disclaimer or other event and continuing for the residue then remaining unexpired of the Term, such new lease to be at the cost of the Guarantor and to be at the same rents (the initial annual rent being the same as that payable under this Lease at the time of any disclaimer or at the time of the happening of any event referred to above) and subject to the same covenants conditions and provisions as are contained in this Lease;

1.5

if following the occurrence of the events referred to in paragraph 1.4 the Landlord shall not require the Guarantor to take a new lease, the Guarantor shall nevertheless upon demand pay to the Landlord a sum equal to the rents and other sums that would have been payable under this Lease but for the disclaimer, forfeiture or other event in respect of the period from and including the date of such disclaimer, forfeiture or other event until the expiration of twelve (12) months therefrom or until the Landlord shall have granted a lease of the Premises to a third party (whichever shall first occur).

Waiver by guarantor

2.

The Guarantor hereby waives any right to require the Landlord to proceed against the Tenant or to pursue any other remedy whatsoever which may be available to the Landlord before proceeding against the Guarantor.

Postponement of participation by guarantor in security

3.

The Guarantor shall not be entitled to participate in any security held by the Landlord in respect of the Tenant’s obligations to the Landlord under this Lease or to stand in the place of the Landlord in respect of any such security until all the obligations of the Tenant or the Guarantor to the Landlord under this Lease have been performed or discharged.

No release of guarantor

4

None of the following, or any combination thereof, shall release, determine, discharge or in any way lessen or affect the liability of the Guarantor as principal debtor under this Lease or otherwise prejudice or affect the right of the Landlord to recover from the Guarantor to the full extent of this guarantee:

4.1

any neglect, delay or forbearance of the Landlord in endeavouring to obtain payment of the rents or any part or parts thereof and / or the amounts required to be paid by the Tenant or in enforcing the performance or observance of any of the obligations of the Tenant under this Lease;

4.2

any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant at a time when the Landlord was entitled (or would after the service of a notice under Section 14 of the 1881 Act have been entitled) to re-enter the Premises;

4.3	any extension of time given by the Landlord to the Tenant;

4.4

any variation of the terms of this Lease (including any reviews of the rent payable under this Lease) or the transfer of the Landlord’s reversion or the assignment of this Lease save for an assignment with the consent of the Landlord which consent expressly permits the release or replacement of the Guarantor;

4.5

any change in the constitution, structure or powers of either the Tenant, the Guarantor or the Landlord or the liquidation, receivership, examinership, administration or bankruptcy (as the case may be) of either the Tenant or the Guarantor;

4.6

any legal limitation, or any immunity, disability or incapacity of the Tenant (whether or not known to the Landlord) or the fact that any dealings with the Landlord by the Tenant may be outside or in excess of the powers of the Tenant;

4.7	any other act, omission, matter or thing whatsoever whereby, but for this provision, the Guarantor would be exonerated either wholly or in part (other than a release under seal given by the Landlord).

Benefit of guarantee

5	This guarantee shall ensure for the benefit of the successors and assigns of the Landlord under this Lease without the necessity for any assignment thereof.

Joint and several

6	Where the Guarantor consists of two or more persons the covenants contained in this Lease shall be deemed to be made by such persons jointly and severally.

SIGNED AND DELIVERED as a deed by JOHN RONAN in the presence of:	/s/ John Ronan

Cara O’Hagan
Solicitor
70 Sir John Rogerson’s Quay,
Dublin 2

PRESENT when the Common Seal of CASTLE COVE PROPERTY DEVELOPMENTS LIMITED was affixed hereto as a deed	/s/ John Ronan
Director

/s/ Rory Williams
Director / Secretary

PRESENT when the Common Seal of JAZZ PHARMACEUTICALS PLC was affixed hereto as a deed:	/s/ Seamus Mulligan
Director

/s/ David Brabazon
Director / Secretary

DATED    8 MAY  2012

(1) JOHN RONAN AND CASTLE COVE PROPERTY

DEVELOPMENTS LIMITED

(2) JAZZ PHARMACEUTICALS PLC

LEASE

OF

FOURTH FLOOR, CONNAUGHT HOUSE,

1, BURLINGTON ROAD, DUBLIN 4

MATHESON ORMSBY PRENTICE

70 Sirs John Rogerson’s Quay

Dublin 2

Ireland

TEL  + 353 1 232 2000

FAX  + 353 1 232 3333

25084679.4